Exhibit 5.1
[Letterhead of Dechert LLP]

October 27, 2026

Ellington Credit Company
53 Forest Avenue, Suite 301
Old Greenwich, CT 06870

Re:     Ellington Credit Company

Ladies and Gentlemen:
We have acted as counsel to Ellington Credit Company, a Delaware statutory trust (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (File Nos. 333-298702 and 811-24071) (the “Registration Statement”), which registration statement was initially filed under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), with the U.S. Securities and Exchange Commission (the “Commission”) on September 1, 2026, and declared effective by the Commission on October 21, 2026, and the prospectus supplement, dated October 23, 2026 (the “Prospectus Supplement” and, together with the base prospectus, dated as of October 21, 2026, included in the Registration Statement, the “Prospectus”) in connection with the sale from time to time by the Company of common shares of beneficial interest, no par value per share (the “Common Shares”), of the Company with an aggregate offering price of up to $125,000,000 (the “Shares”), filed with the Commission pursuant to Rule 424 and Rule 430B under the Securities Act (the “Offering”).

This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the Shares.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:
i.the Registration Statement;
ii.the Amended and Restated Declaration of Trust of the Company (the “Declaration of Trust”);
iii.the Amended and Restated Bylaws of the Company (the “Bylaws”);
iv.the equity distribution agreement, dated as of October 23, 2026, by and among Ellington Credit Company, Ellington Credit Company Management LLC, and Ellington Credit Company Administration LLC, and each of Citizens JMP Securities, LLC, B. Riley Securities, Inc., Lucid Capital Markets, LLC, and Armstrong Securities LLC (the “Equity Distribution Agreement”);
v.a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date (the “Certificate of Good Standing”);
vi.resolutions of the board of trustees of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and Prospectus, (b) the authorization, execution and delivery of the Equity Distribution Agreement, and (c) the authorization, issuance, offer and sale of the Shares pursuant to the Prospectus, certified as of the date hereof by an officer of the Company.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of all natural persons, (ii) the legal power and authority of all persons signing on behalf of the parties to such documents, and (iii) that the Certificate of Good Standing remains accurate and the Registration Statement remains effective at the time of the issuance and sale of the Shares.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that the Shares are duly authorized by the Company and, when the Shares are (a) duly issued and delivered in connection with the Offering against receipt by the Company of payment therefor as contemplated by the Registration Statement and the Prospectus and in accordance with the terms of the Equity Distribution Agreement, and (b) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

We are members of the bar of the State of New York, and the foregoing opinions expressed herein are limited to the laws of the State of New York and the Delaware Statutory Trust Act, and we do not express any opinion herein concerning any other law. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on October 27, 2026 and to the reference to our firm under the caption “Legal Counsel” in the Prospectus, which forms a part of the Registration Statement and Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

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